UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIS
Fidelity National
Information Services, Inc.
601 RIVERSIDE AVENUE, JACKSONVILLE, FLORIDA 32204
Dear Shareholder
On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. (FIS). The meeting will be held on May 31, 2017, at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.
The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:
• the business to be considered; • who may vote; and
• the different methods by which you may vote.
Whether or not you plan to attend the annual meeting, please vote by one of the available methods to ensure that your shares are represented and voted in accordance with your wishes.
On behalf of the Board of Directors, I thank you for your investment in FIS. Sincerely,
Gary A. Norcross
President and Chief Executive Officer
APRIL 17, 2017
Fidelity National
Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL
MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on

MAY 31, 2017

10:00 AM Eastern Time

Peninsular Auditorium

601 Riverside Avenue

Jacksonville, Florida 32204

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Michael P. Oates

Corporate Secretary

FOR THE FOLLOWING PURPOSES:
You will be asked to consider four proposals at the annual meeting.
1

to elect nine (9) members of the Board of Directors to serve until the 2018 annual meeting of shareholders or, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2
to approve, on an advisory and non-binding basis, the compensation of our named executive officers;
3
to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and
4
to vote whether to present the advisory executive compensation vote every one, two or three years.

The Board of Directors set April 3, 2017 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

• receive notice of the meeting; and • vote at the meeting and any adjournments or postponements of the meeting.

Fidelity National Information Services, Inc.	3

Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204

General Information About the Company

57,000 employees worldwide

More than 20,000 clients

> $9.4 billion in revenue

Clients in more than 100 countries

90% of the top 50 largest global banks

85% of the world’s top 20 private equity firms

80% of the top 50 largest asset managers

80% of the top 50 largest insurance companies

Proxy Statement

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc., a Georgia Corporation, for use at the Annual Meeting of Shareholders to be held on May 31, 2017, at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 21, 2017, to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 438-6000.

Fidelity National Information Services, Inc.	4

Frequently Asked Questions

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the annual meeting because you were a shareholder of the Company at the close of business on April 3, 2017 (the “record date”); therefore, you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on April 3, 2017, are entitled to vote. On that day, 329,715,198 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record, that is, all shares registered in your name.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

1. In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card and proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

2. By proxy. There are three ways to vote by proxy:

a.  by internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

b.  by mail, using the enclosed proxy card and return envelope; or

c.  by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you authorize someone else to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders”. By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the corporate Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

Fidelity National Information Services, Inc.	5

Frequently Asked Questions (Continued)

What if I submit a proxy and later change my mind?

If you submit your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary prior to the annual meeting; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•   For Proposal No. 1, regarding the election of directors, to be elected, each of the director nominees named in this proxy statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for election or re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, in that situation, our Corporate Governance and Nominating committee would promptly make a recommendation to the Board about whether to accept or reject the resignation of any “holdover” director and the Board would then take action on the recommendation no later than 180 days following the date of the election.

•   For Proposal No. 2, regarding a non-binding advisory vote on the compensation paid to our named executive officers, under Georgia law, the action will be approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•   For Proposal No. 3, regarding the appointment of KPMG LLP, under Georgia law the action will be approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•   For Proposal No. 4, regarding the frequency of future advisory votes to approve the compensation paid to our named executive officers, the voting frequency option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. There is no minimum vote requirement for this proposal. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Fidelity National Information Services, Inc.	6

Frequently Asked Questions (Continued)

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as Proposals No. 1, 2 and 4, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes”. Accordingly, with respect to Proposals No. 1, 2 and 4, broker non-votes will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to each proposal, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote.

Who pays the cost of soliciting proxies?

The Company pays the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, email or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $15,500, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding”. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or proxy statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 30170, College Station, TX 77842-3170; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2016 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or proxy statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

This Annual Report is also available on the Investor Relations page of our website at http://www.fisglobal.com or on the SEC’s website at www.sec.gov/edgar. The content on our website does not constitute a part of this proxy statement.

Fidelity National Information Services, Inc.	7

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Certain Information About Our Directors

Information About the Nominees for Election

The Articles of Incorporation and Bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Since 2015, each member of our Board has been elected annually for a one-year term.

Each person elected will hold office until the 2018 annual meeting of shareholders and until his or her successor is duly elected and qualified, or until earlier resignation or removal. Our Board has no reason to believe that any nominee for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Proxies cannot be voted for more than nine persons. Alternatively, at our Board’s discretion, proxies may be voted for fewer nominees as a result of a director’s inability or unavailability to serve.

The following is biographical information concerning the nine nominees for election as directors of the Company:

For purposes of the biographical descriptions of our directors and executive officers, service with FIS includes service with Certegy Inc. prior to the FIS merger with Certegy in November 2006.

Nominees for Election as Director

Name	Position with FIS	Age as of April 1, 2017	Director Since
Ellen R. Alemany	Director, Member of the Corporate Governance and Nominating Committee, Member of the Risk Committee, Member of the Audit committee[1]	61	2014
Thomas M. Hagerty	Director, Member of the Compensation committee	54	2006
Keith W. Hughes	Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Risk Committee, Member of the Audit committee	70	2002
David K. Hunt	Director, Chairman of the Audit committee[1], Member of the Compensation committee, Member of the Risk Committee	71	2001
Stephan A. James	Director, Chairman of the Risk Committee, Member of the Audit committee[1]	70	2009
Frank R. Martire	Chairman of the Board, Chairman of the Executive Committee	69	2009
Leslie M. Muma	Director, Member of the Audit committee[1], Member of the Risk Committee	72	2013
Gary A. Norcross	Director, Member of the Executive Committee President and Chief Executive Officer	51	2013
James B. Stallings, Jr.	Director, Member of the Compensation committee, Member of the Risk Committee Member of the Audit committee[1]	61	2013

[1]	The Board has determined that all six members of the Audit committee, Messrs. Hunt, Hughes, James, Muma and Stallings Jr. and Ms. Alemany qualify as Audit committee Financial Experts as defined by the Securities and Exchange Commission

Fidelity National Information Services, Inc.	8

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Ellen R. Alemany

has served as a director of FIS since June 2014. Ms. Alemany is the current Chairwoman and CEO of CIT Group, Inc., and the Chairwoman, CEO and President of CIT Bank, N.A., a subsidiary of CIT Group, Inc. Ms. Alemany was the Chairman and Chief Executive Officer of The Royal Bank of Scotland Citizens Financial Group from 2008 until her retirement in October 2013. Prior to that, Ms. Alemany served as the Chief Executive Officer of Global Transaction Services at Citibank/Citigroup from 2006 until 2007, after holding various roles in her twenty-year career with Citibank/Citigroup. From 1977 until 1987 Ms. Alemany worked for Chase Manhattan Bank. From August 2012 until October 2016, Ms. Alemany served on the Board of Automatic Data Processing (“ADP”).

Ms. Alemany’s qualifications to serve on the FIS Board include her more than 30 years of experience in the banking industry and her extensive knowledge of technology, finance, regulatory and compliance matters.

Thomas M. Hagerty

has served as a director of FIS since February 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also currently serves as a director of MGIC Investment Corporation, MoneyGram International, Inc., Ceridian Corporation, First BanCorp., Fidelity National Financial, Inc. (“FNF”), Black Knight Financial Services, Inc. (“BKFS”) and ServiceLink Holdings, LLC (“ServiceLink”).

Mr. Hagerty’s qualifications to serve on the FIS Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, his expertise in corporate finance, mergers and acquisitions, and his perspective as the representative of a former substantial shareholder of FIS.

Keith W. Hughes

has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. From February 2011 until May 2016, Mr. Hughes served as a director of THL Credit Inc.

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive Officer of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

David K. Hunt

has served as a director of FIS since June 2001. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. From May 1999 to October 2004, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry. Mr. Hunt also serves as a director of BKFS.

Mr. Hunt’s qualifications to serve on the FIS Board include his financial literacy and more than 40 years of experience in the banking and payments industries, including serving in executive positions with Signet Banking Corporation, Global Payments Inc., and AT&T Universal Card Services Inc.

Stephan A. James

has served as a director of FIS since 2009. He is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 until August 2006. He is a director of Navigant Consulting, Inc., and currently serves as a member of the University of Texas McCombs School of Business Advisory Board. Mr. James served as a director of Metavante from November 2007 until the Metavante acquisition by FIS on October 1, 2009. Mr. James was a director of BMC Software, Inc. until July 2013 when the company went private.

Mr. James’ qualifications to serve on the FIS Board include his experience and expertise providing financial, management consulting and technology services to financial service companies in connection with his management positions at Accenture Ltd. In particular, Mr. James was responsible for the worldwide financial service consulting and outsourcing business of Accenture Ltd. for five years. In addition, Mr. James has experience at managing the complexities of a large, global technology-based firm.

Fidelity National Information Services, Inc.	9

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Frank R. Martire

is the Chairman of FIS, a position he has held since January 1, 2017. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he was Chairman of the Board and Chief Executive Officer. Mr. Martire became Chairman of the Board and Chief Executive Officer of FIS on April 1, 2012 and served in that capacity until January 1, 2015, when he became Executive Chairman, a position he held until January 1, 2017. Mr. Martire served as director and Chief Executive Officer of Metavante Corporation from March 2003 to October 2009, and served as its President from March 2003 to November 2008. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001.

Mr. Martire’s qualifications to serve on the FIS Board include his years of experience providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, and his knowledge of and contacts in the financial services industry.

Leslie M. Muma

has served as a director of FIS since December 2013. Mr. Muma served as Chief Executive Officer of Fiserv Inc. from 1999 until his retirement in December 2005. Mr. Muma also served as a director of Fiserv Inc. from 1984 until 2006. Mr. Muma was President of Sunshine State Systems from 1971 until 1984, when he helped found Fiserv Inc. From 1984 until 1999, Mr. Muma held the position of President and Chief Operating Officer of Fiserv Inc.

Mr. Muma’s qualifications to serve on the FIS Board include his more than 30 years of experience as an executive officer in the financial technology services industry, as well as his expertise in corporate finance, mergers and acquisitions.

Gary A. Norcross

is the President and Chief Executive Officer of FIS, a position he has held since January 1, 2015. From March 2012 to January 2015, he served as President and Chief Operating Officer of FIS. From October 2009 to March 2012, he served as Corporate Executive Vice President, Chief Operating Officer of FIS, and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President of the Integrated Financial Solutions division of FIS beginning in February 2006 and held the position of Senior Vice President of Integrated Financial Solutions from June 1996 to February 2006. He served FIS in various other capacities between 1988 and 1996. Mr. Norcross also served on the board of mFoundry, Inc. until it was acquired by FIS in 2013.

Mr. Norcross’s qualifications to serve on the FIS Board include more than 25 years of experience with FIS in executive and operations management, as well as risk, financial and human resources management. Mr. Norcross also has valuable financial services industry knowledge and experience with mergers and acquisitions.

James B. Stallings, Jr.

has served as a director of FIS since April 2013. Since 2013, Mr. Stallings has been a Managing Partner of PS 27 Ventures, LLC, a private investment fund focused on technology companies. Mr. Stallings is also the co-founder of SmartBox, a healthy snack vending company. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, Inc., a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM Corporation.

Mr. Stallings’s qualifications to serve on the FIS Board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

Fidelity National Information Services, Inc.	10

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We hold a “say-on-pay” vote every year and over 84% of the shares voted at our 2016 shareholders’ meeting approved our executive compensation proposal. Our approach and process to executive compensation ensures a strong link between pay and Company performance, a sound design of our compensation program, and strong executive compensation practices and governance. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation committee of the Board (“Compensation committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation opportunities. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis only if they attain certain specified goals.

Our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. The Board and the Compensation committee believe that the success of our compensation program is evidenced by our long-term financial performance and the resulting value creation for our shareholders.

Moreover, our plans also hold our executive officers accountable for underperformance. In 2015, when FIS failed to achieve its minimum EBITDA target under the annual officer incentive program, no annual cash incentive awards were paid to officers and officer equity grants were reduced by over 40%.

Accordingly, we ask our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2017 Proxy Statement, the 2016 Summary Compensation Table and the other related tables and disclosures”.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Approval of the compensation paid to our named executive officers requires that the number of shares present or represented by proxy and entitled to vote approving the proposal exceed the number of shares present or represented by proxy and entitled to vote opposing it. Abstentions will have no effect. However, as this is an advisory vote, the results will not be binding on the Company, the Board, or the Compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation committee and the Board, although the Compensation committee and the Board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Fidelity National Information Services, Inc.	11

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Comparison of 5 Year Cumulative Total Return*

Among Fidelity National Information Services, Inc. and the S&P 500 Index.

*$100 invested on 12/31/11 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2017 Standard & Poor’s, a division of S&P Global. All rights reserved.

Fidelity National Information Services, Inc.	12

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the Audit committee of the Board of Directors (“Audit committee”), in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the Audit committee’s selection, the Audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

In choosing our independent registered public accounting firm, our Audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence”, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit committee engaged KPMG to audit the consolidated financial statements of the Company for the 2016 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2016 and 2015, we were billed the following fees by KPMG:

	2016	2015
Audit Fees	$7,517,443	$6,708,053
Audit-Related Fees	$459,625	$2,557,948
Tax Fees	$1,546,117	$125,000
All Other Fees	$252,169	$226,001

Audit Fees. Audit fees consisted of fees for the audits, registration statements and other filings related to the Company’s 2016 and 2015 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2016 and 2015 consisted primarily of fees for Statement on Standards for Attestation Engagements No. 16 reports.

Tax Fees. Tax fees in 2016 and 2015 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. Other non-audit permitted services associated with various initiatives by the Company.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the Audit committee, including the proposed fees for such work. The Audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the Audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our Audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our Audit committee chairman must report any pre-approval decisions to the Audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the Audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Fidelity National Information Services, Inc.	13

PROPOSAL NO. 1: Election of Directors	PROPOSAL NO. 2: Advisory Vote on Executive Compensation	PROPOSAL NO. 3: Ratification of Independent Registered Public Accounting Firm	PROPOSAL NO. 4: Frequency of Advisory Vote on Executive Compensation

Frequency of Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to indicate whether future advisory votes to approve the compensation paid to our named executive officers should be held annually, biennially or triennially. This advisory vote on executive compensation is commonly referred to as a “say-on-pay vote”.

The Board currently believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. The Board believes that it should receive advisory input from our shareholders each year. Further, the Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years”.

The voting frequency option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. Further, our Board expects to reevaluate from time to time the optimal frequency for such votes and may in the future change the frequency with which such votes are held.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” A FREQUENCY PERIOD OF EVERY ONE YEAR (AN ANNUAL VOTE) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Fidelity National Information Services, Inc.	14

Security Ownership of Certain Beneficial Owners,

Directors and Executive Officers

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on shares of FIS common stock outstanding as of April 3, 2017. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group(1)	21,072,452	6.42%
BlackRock, Inc.(2)	20,783,773	6.3%
Massachusetts Financial Services Company (“MFS”)(3)	17,524,956	5.3%

(1)	According to a Schedule 13G filed on February 10, 2017, The Vanguard Group, Inc., a Pennsylvania corporation, 100 Vanguard Blvd., Malvern, PA 19355, has sole power to vote 511,294 shares, sole power to dispose or direct disposition of 20,494,717 shares, shared power to vote 73,455 shares, and shared power to dispose of 577,735 shares.

(2)	According to a Schedule 13G filed January 24, 2017, BlackRock, Inc., a Delaware corporation, 55 East 52nd Street, New York, New York, 10055, has sole power to vote 18,030,957 shares and sole power to dispose or direct the disposition of 20,783,773 shares.

(3)	According to a Schedule 13G/A filed February 13, 2017, Massachusetts Financial Services Company (“MFS”), a Delaware corporation, 111 Huntington Avenue, Boston, MA. 02199, has sole power to vote 16,294,600shares, sole power to dispose or direct disposition of 17,524,956 shares.

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Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares Owned	Number of Options(1)	Total	Percent of Total

Ellen Alemany	7,086	19,687	26,773	.01%*

Marianne Brown (2)	69,460	63,474	132,934	.04%*

William P. Foley, II (3)	521,046	84,040	605,086	.18%*

Thomas M. Hagerty	38,112	43,603	81,715	.02%*

Keith W. Hughes (4)	24,212	31,934	56,146	.02%*

David K. Hunt (5)	37,654	31,934	69,588	.02%*

Anthony M. Jabbour (6)	212,309	670,037	882,346	.27%*

Stephan A. James	34,268	50,302	84,570	.03%*

Frank R. Martire (7)	801,675	1,813,183	2,614,858	.79%*

Richard N. Massey	80,441	65,210	145,651	.04%*

Leslie M. Muma	12,125	22,703	34,828	.01%*

Gary A. Norcross (8)	721,252	2,126,109	2,847,361	.86%*

James B. Stallings	15,498	14,012	29,510	.01%*

James W. Woodall	106,632	416,891	523,523	.16%*

All current Directors and Officers (17 persons)	2,828,843	5,942,072	8,770,915	2.66%

* Represents less than 1% of our common stock.

(1)	Represents shares that are subject to stock options that are exercisable on April 3, 2017 or become exercisable within 60 days after April 3, 2017.

(2)	Includes 8,016 restricted stock units vested in February 24, 2016, February 24, 2017 distributing February 24, 2018 and June 1, 2016 distributing in June 1, 2017.

(3)	On January 25, 2017, Director William P. Foley, II, informed the Board that he intended to retire from the FIS Board at the expiration of his current term and, therefore, would not stand for reelection to the Board at the 2017 Annual Meeting of Shareholders. Mr. Foley advised the Board that he had decided to retire from the FIS Board due to time requirements placed on him by other business interests. In connection with his announcement of retirement, Mr. Foley asked that the Board grant him an exception to the hedging and pledging policy and allow him to pledge his FIS securities as collateral for a loan necessary to consummate his purchase of another business. Due to Mr. Foley’s unparalleled contribution to FIS as its Chairman and Vice Chairman, and due to the extraordinarily unique circumstances surrounding the timing of this request, the Board granted this one-time exception to the policy. In doing so, the Board noted the following mitigating circumstances and concluded that allowing Mr. Foley to pledge his securities in this instance would not expose the Corporation to any of the risks sought to be avoided by the hedging and pledging policy:Mr. Foley had advised the Board that he will not stand for re-election to the Corporation’s Board of Directors at the 2017 Annual Meeting of Shareholders, meaning that his service as a Director of FIS will end as of the date of that meeting, May 31, 2017; Mr. Foley waited to pledge his securities until such time as the trading window was open; The total number of shares that could be pledged by Mr. Foley, 517,922, represented less than 0.2% of the Corporation’s shares outstanding and approximately 30% of the average daily trading volume; Mr. Foley has adequate sources of liquidity to make all principal and interest payments that will be due on the loan, such that the chance of a foreclosure or margin call that would result in the sale of the pledged securities during Mr. Foley’s final months of service as a Director is minimal. Includes 160,269 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, 155,238 shares held by Foley Family Charitable Foundation, 269 shares held by Mr. Foley’s wife.

(4)	Mr. Hughes holds 21,783 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’ termination of service as a director.

(5)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife. Mr. Hunt holds 32,065 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hunt’s termination of service as a director.

(6)	Included in this amount are 48,000 shares held in a trust.

(7)	Included in this amount are 799,338 shares held in trusts.

(8)	Included in this amount are 413,911 shares held in a trust.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2016 about our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(c)(2)(3)
Equity compensation plans approved by security holders	15,060,599	$56.24	12,957,030
Equity compensation plan not approved by security holders(4)	—	—	8,175,224
Total	15,060,599	$56.24	21,132,254

(1)	Weighted-average exercise price excludes the performance shares, as they do not have exercise prices.

(2)	As of December 31, 2016, in addition to being available for issuance pursuant to the exercise of options, warrants or rights, the 12,957,030 shares under the amended and restated Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan were also available for issuance in the form of restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.

(3)	The table also does not include options to purchase 132,607 shares, at a weighted average exercise price of $15.37, and restricted stock units with respect to 1,358,718 shares, all of which were granted under plans assumed in connection with the SunGard and other acquisition transactions. No more grants may be made under these assumed plans.

(4)	On November 30, 2015, in conjunction with the SunGard acquisition, the Company registered an additional 10.0 million shares, representing the remaining shares available for issuance under the SunGard 2005 Management Incentive Plan, as amended (“the SG Plan”), immediately prior to the consummation of the acquisition. In accordance with New York Stock Exchange rules, no shareholder approval was required for the listing of these shares. These shares are available for grant under the FIS Omnibus Plan to legacy SunGard employees and FIS employees hired after the acquisition.

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Certain Information About Our Executive Officers

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age
Gary A. Norcross	President and Chief Executive Officer	51
Marianne C. Brown	Corporate Executive Vice President, Co-Chief Operating Officer	58
Anthony M. Jabbour	Corporate Executive Vice President, Co-Chief Operating Officer	49
Gregory G. Montana	Corporate Executive Vice President and Chief Risk Officer	48
Michael P. Oates	Corporate Executive Vice President, Chief Administrative Officer and Corporate Secretary	57
James W. Woodall	Corporate Executive Vice President and Chief Financial Officer	47
Kathleen T. Thompson	Corporate Senior Vice President, Chief Accounting Officer and Controller	51

Marianne C. Brown

has served as Corporate Executive Vice President, Co-Chief Operating Officer since the FIS acquisition of SunGard on December 1, 2015. Ms. Brown served as Chief Operating Officer at SunGard from February 2014 until December 2015. Prior to joining SunGard, Ms. Brown served as President and Chief Executive Officer of Omgeo from 2006 to 2014, and prior to that she was the Chief Executive Officer of the Securities Industry Automation Corporation. Ms. Brown began her career in 1978 at Automatic Data Processing (“ADP”). Throughout her 26 years at ADP, she held positions of increasing responsibility in various areas in customer service, account management and sales, operations, technology and development.

Anthony M. Jabbour

has served as Corporate Executive Vice President, Co-Chief Operating Officer since December 1, 2015. Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. Mr. Jabbour served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery since he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group.

Gregory G. Montana

has served as Corporate Executive Vice President and Chief Risk Officer since joining FIS in April 2012. Before joining FIS, he served as senior Vice President and Senior Operational Risk Executive for Bank of America from 2010 to 2012. Prior to that, he held the positions of Senior Director, Global Risk Operations at PayPal™, Inc. from November 2009 to March 2010 and Director, Operational, Credit and Compliance Risk for Lloyds Banking Group, PLC from 2007 to 2009.

Michael P. Oates

has served as Corporate Executive Vice President, Chief Administrative Officer and Corporate Secretary since December 1, 2015. Mr. Oates served as Corporate Executive Vice President, General Counsel and Corporate Secretary from February 2013 until December 2015. He served as Corporate Executive Vice President, Chief Human Resources Officer from October 2009 to February 2013, Executive Vice President, Human Resources from February 2008 to September 2009, and Senior Vice President, Human Resources since joining FIS in September 2007. Prior to joining FIS, Mr. Oates served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004, and Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

Kathleen T. Thompson

assumed the role of Corporate Senior Vice President, Chief Accounting Officer at FIS in November 2016. Prior to that, Ms. Thompson served as the FIS Chief Audit Executive since joining FIS in 2011. Prior to joining FIS, Ms. Thompson served as Florida practice leader for Experis™ Finance, and as managing director at Protiviti® Inc., a global consulting firm. From 1997 to 2002, Ms. Thompson served at Arthur Andersen, then a Big 5 accounting firm, and from 1988 to 1997 held various accounting and internal audit roles at Danka Business Systems and NationsBank.

James W. Woodall

has served as Corporate Executive Vice President, Chief Financial Officer since March 2013, and prior to that, as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys Corporation beginning in 2007. Prior to Eclipsys, Mr. Woodall was the Executive Director and Controller of AT&T Inc.’s southeast region and held finance roles of increasing responsibility since 2001. Prior to AT&T Inc., Mr. Woodall worked for PricewaterhouseCoopers, serving technology and communications clients.

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COMPENSATION DISCUSSION AND ANALYSIS
AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

Compensation Philosophy

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives, thereby creating value for our shareholders. Our compensation programs are grounded on the concept of paying for performance and intended to foster a high-performance culture, aligning the interests of our executive team with those of our shareholders.

Accordingly, our named executive officers’ 2016 cash incentives under our annual incentive plan were tied directly to the achievement of pre-established, objective goals relating to three key measures of our success: revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); and earnings per share (“EPS”). Further, the vesting of long-term incentives, in the form of FIS equity, was tied directly to EBITDA achievement.

Our compensation programs are designed to attract high performing executives and to retain our key employees, as there is significant competition in our industry for talent. We accomplish these objectives by providing our executives with total target compensation that is competitive relative to the compensation paid to similarly situated executives at similarly sized companies. We believe that this is critical to our effort to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

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2016 Highlights

•	Strategic acquisitions are a critical element of our overall growth strategy and add significantly to the earnings potential of the Company. After closing the largest acquisition in Company history in November 2015, we maintained an aggressive focus throughout 2016 on integrating the SunGard assets and operations into FIS. The results of this effort included a 5% year-over-year organic revenue growth in the legacy SunGard business and the elimination of more than $200 million in synergy cost savings in 2016.

•	In 2016, FIS reported full year revenue growth of 40.1% and operating income growth of 18% driven by the acquisition of SunGard. FIS rebounded from a difficult 2015 in 2016 with organic revenue growth of 4.6%, adjusted EBITDA growth of 11.1%, margin expansion of 220bps and EPS growth of 18.6% (all adjusted to account for historical SunGard results).

•	This strong performance generated a 26.6% increase in our total shareholder return (“TSR”) in 2016, significantly outpacing our peer group and the S&P 500.

•	Effective January 1, 2017, and consistent with the Board’s long-term succession plan, Mr. Martire’s role changed from Executive Chairman to non-executive Chairman of the Board. The Board effected this transition after the successful completion of the acquisition and integration of SunGard into FIS.

•	With the addition of SunGard, FIS is well-positioned, with a solutions portfolio that now includes the capital markets and asset management sectors. The combination significantly broadens our solution sets, expands and diversifies our customer base, and strengthens our competitive position. We also reaped the benefit in 2016 of improved economies of scale, which drove margin expansion.

In this compensation discussion and analysis, we provide an overview of our named executive officers’ 2016 compensation, including the objectives of our compensation programs and the principles upon which our compensation program and decisions were based. In 2016, our named executive officers were:

Frank R. Martire, Executive Chairman of the Board;

Gary A. Norcross, President and Chief Executive Officer;

James W. Woodall, Corporate Executive Vice President and Chief Financial Officer;

Marianne Brown, Corporate Executive Vice President and Co-Chief Operating Officer; and

Anthony M. Jabbour, Corporate Executive Vice President and Co-Chief Operating Officer.

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Compensation Objectives

Our Compensation Programs Support Our Corporate Strategy and Business Objectives

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives and thereby create value for our shareholders. We seek to achieve this goal by:

•	tying a material portion of our named executive officers’ compensation to our corporate financial performance and the creation of shareholder value;

•	structuring our performance-based programs to focus our named executive officers on attaining key goals that are aligned with and support our strategic business objectives, which, in turn, are aimed at growing shareholder value;

•	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual achievements; and

•	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build shareholder value over the long term.

As the past two years have demonstrated, our compensation programs are tied directly to company performance. In 2015, when the company failed to achieve the minimum EBITDA target established by our annual short-term incentive plan, the Compensation Committee directed that no annual bonus payments be made to the executive officers, Further, the Compensation Committee dramatically reduced the annual equity grants made to executive officers in November 2015, which resulted in executive officers receiving annual grants that were 40% lower than their 2014 grants. In 2016, the company moved its annual grant process to Q1. At that point, the Committee approved a modest increase in grants for the executive officers (approximately 25% over the 2015 grant), declining to restore the 2014 grant levels until performance had been reestablished. At the conclusion of the year, audited financial statements proved that the company had an extraordinary year in 2016. That exceptional performance drove 27% in total shareholder return for the year and earned the executive officers a payout in excess of target for their 2016 short-term incentive.

The Compensation Committee and the management team believe that this direct link between company performance and our compensation plans is critical to driving our ultimate corporate strategy of creating above-market value for our shareholders. We also believe that our track record of significantly outpacing our peers and the S&P 500 over the one, three and five-year measurement periods validates our philosophy and approach to executive compensation.

Total Shareholder Return

	1 Year	3 Years	5 Years

FIS	26.6%	13.9%	25.5%

GICS 4510	8.7%	6.7%	15.5%

S&P 500	12.0%	8.9%	14.7%

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Compensation Governance

Our Compensation committee takes a proactive role in governance, continually reviewing our compensation programs and making adjustments that they believe to be in the best interests of the Company and our shareholders. As part of this process, our Compensation committee reviews compensation trends and considers what is thought to be current best practice by independent groups, with the goal of continually improving our approach to executive compensation.

Results of 2016 Vote on Executive Compensation

At our 2016 annual meeting of shareholders, we held a non-binding advisory vote on the compensation of our named executive officers as disclosed in the 2016 proxy statement and 84% of the shares voted at our 2016 shareholders’ meeting approved our “say-on-pay” proposal. Our Compensation committee considered the results of the 2016 say-on-pay vote and retained our compensation structure, which focuses our named executive officers on achieving our business objectives and maximizing shareholder value.

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders

Our named executive officers and our Board of Directors hold significant long-term investments in the Company. Collectively, as reported in the Security Ownership of Management table on page 16, they beneficially own 2,828,843 shares of our common stock and options to acquire an additional 5,942,072 shares of common stock. The fact that our executives and directors maintain such a large investment in our stock is reflective of our Company culture and our compensation philosophy. Management’s sizable investment in our stock aligns their individual economic interests directly with the interests of our shareholders. This promotes teamwork among our management team and strengthens the team’s focus on achieving long term results and increasing shareholder return.

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our Board, to encourage these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. Shares of restricted stock and intrinsic value in excess of exercise price of stock options count toward meeting the guidelines. Each new executive officer and director has four years to meet the guidelines. The guidelines are as follows:

Position	Minimum Aggregate Target	Minimum Ownership Value
President and Chief Executive Officer	10 × base salary	$10,000,000
Chief Financial Officer	3 × base salary	$1,815,000
Chief Administrative Officer	3 × base salary	$1,567,500
Other Officers	2 × base salary	$1,400,000
Members of the Board	5 × annual cash retainer	$400,000

Each of our non-employee directors and each of our named executive officers met the stock ownership guidelines as of December 31, 2016.

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Hedging and Pledging Policy

In April 2013, our Board adopted a hedging and pledging policy that prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, holding FIS securities in margin accounts, or pledging them as collateral for loans. The Board adopted this policy in order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking.

Clawback Policy

In December 2010, our Compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our Compensation committee complete discretion to reduce or eliminate annual incentives that have not yet been paid. There were no clawbacks made in 2016.

Benefits

We provide retirement and other benefits to our U.S. employees under a number of benefit plans. Our named executive officers generally participate in the same benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees.

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In recent years, our Compensation committee, or the full Board, has taken the following actions with regard to governance:

Improvements Made by the Compensation Committee

•	significantly increasing the stock ownership guidelines for executive officers;

•	including multi-year performance-based vesting conditions in grants of restricted stock and stock options;

•	enhancing the officer holding period requirement, such that officers must hold 50% of restricted shares from the date of vesting, or from the date of acquisition by exercise of vested stock options (net of any shares required to be sold to satisfy taxes due from the exercise), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines;

•	adoption of a hedging and pledging policy that prohibits transactions in the Company’s securities that could create heightened legal risk and/or the appearance of inappropriate conduct by the Company’s executive officers or directors;

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/ perquisites (non-performance-based compensation);

•	achieving a high level of disclosure transparency, where our shareholders have the ability to understand fully our executive compensation programs and associated performance measures used under those programs;

•	using independent consulting firms for comparing our executive compensation to peers and market practices;

•	adopting a policy that applies to all officers and directors that allows the Company to “clawback” any overpayments of incentive-based or stock-based compensation;

•	requiring that any dividends or dividend equivalents on restricted stock and other awards, including performance based awards, be subject to the same underlying vesting requirements applicable to the awards—that is, no payment of dividends or dividend equivalents unless and until the award vests;

•	completing an annual “compensation risk assessment”, as required by SEC rules; and

•	not adding back to our Plan’s share reserve shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to awards under our equity incentive plan or shares that we purchase on the open market using cash proceeds from option exercises.

Other governance-related actions taken in recent years by our Board of Directors include the following:

•	separation of the CEO and Chairman roles;

•	amendment of our Articles of Incorporation to eliminate all supermajority voting requirements;

•	amending our Articles of Incorporation to provide for the annual election of all directors; and

•	amending our Bylaws to create a Proxy Access right for shareholders.

Fidelity National Information Services, Inc.	24

What We Do	What We Do Not Do
Deliver the majority of executives’ total compensation in the form of “at-risk”, performance-based compensation	Provide cash-based change-in-control benefits
Utilize both time and performance-based vesting requirements for our restricted stock and stock option awards	Provide tax gross-ups of payments or perquisites
Require our executives and directors to satisfy rigorous stock ownership guidelines	Provide significant perquisites
Maintain a clawback policy	Maintain any form of supplemental executive retirement plan (SERP)
Prohibit officers from engaging in hedging transactions in FIS stock or pledging FIS stock	Provide guaranteed short-term or long-term incentive compensation to officers

Compensation Elements

Components of Total Compensation and Pay Mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, may also receive limited additional benefits. The compensation earned by our named executive officers in 2016 consisted of the following:

Compensation Component	Purpose of The Compensation Component
Base Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable.
Annual Cash Incentive	Annual cash incentives motivate our named executive officers to improve our performance and help attract and retain key executives.
Performance-Based Restricted Stock

Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.

Performance-Based Stock Options

Performance-based stock options also help to tie our named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation. Because the purchase price of our stock options is equal to the Fair Market Value on the date of the grant, stock options are worth nothing unless our stock price rises after being granted.

Executive Officer Benefits & Other Compensation

Our named executive officers participate in company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company’s aircraft. Benefits and perquisites, in the aggregate, represent less than 5% of total compensation.

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A significant portion of each named officer’s total compensation was based on performance-based cash and stock incentives that are tied to our financial performance. The following chart shows the allocation of 2016 Total Compensation reported in the Summary Compensation Table among the various components:

2016 Total Compensation

The allocation of our named executive officers’ compensation among the various compensation elements has generally been consistent from year to year. The allocation each year, however, is not formulaic. Instead, it reflects our Compensation committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including how other companies allocate compensation based on the marketplace data provided by our Compensation committee’s consultant, Mercer, an assessment of each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

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Compensation Process

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to assure a level of regularly-paid, cash compensation that is competitive and reasonable. Our Compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our Compensation committee considers the peer group and market compensation data provided by the committee’s independent consultants, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

In 2016, certain of our named executive officers received increases in annual salary as a result of market adjustments and/or the assumption of greater responsibility.

Mr. Woodall’s base salary was increased from $550,000 to $605,000 to bring his base salary more in line with the market as defined by our peer group.

In recognition of broader responsibility brought on by the SunGard acquisition, and to bring the two co-Chief Operating Officers’ cash compensation in line with each other, Mr. Jabbour’s base salary was increased from $600,000 to $700,000 and Ms. Brown’s target bonus was increased from 135% to 150% of base salary.

Annual Performance-Based Cash Incentive

In the first quarter of each fiscal year, our Compensation committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. That target incentive, expressed as a percentage of base salary, was as follows in 2016:

Mr. Norcross, 225%

Mr. Martire, 200%

Messrs. Woodall, Jabbour and Ms. Brown, 150%

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual cash incentive program plays an important role in our approach to total compensation. It motivates participants to improve the Company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals based on audited financial results before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives are important to executing our business strategy, strengthening our products and services, improving customer satisfaction, gaining new customers and delivering long-term value to shareholders. In addition, the annual cash incentive program helps to attract and retain a highly-qualified management team and to maintain a market competitive compensation program.

No annual incentive payments are due to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. In addition, the financial performance measures under the plan are derived from our annual financial statements included in our Form 10-K, which are audited by our independent registered public accounting firm, KPMG LLP. Annual incentive plan payments are made after completion of the audit.

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2016 Performance Goals and Results

As was the case in previous years, the three performance measures chosen by the Compensation committee for 2016 were revenue, EBITDA, and adjusted earnings per share. These three performance measures are among the most important measures in evaluating the financial performance of our business, and they can have a significant impact on long-term stock price and the investment community’s future expectations. The three measures, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and significant stock ownership by our named executive officers, also provide a degree of checks and balances that requires our named executive officers to consider both short-term and long-term performance when making decisions. All three measures are based on figures communicated to the investment community. Consequently, the annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, and our long-term financial plan.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by our named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to delivering sustainable, long-term value. When establishing the performance measures and goals for the 2016 annual incentive awards, management and our Compensation committee considered the following key factors:

•	consistency among the 2016 performance targets and the 2016 business plan;

•	the 2016 performance targets as compared to the 2015 performance targets and 2015 actual performance;

•	alignment of the 2016 performance targets with our guidance to investors;

•	the significant challenge presented to reach the target goals and the extraordinary achievement required to earn a maximum payout; and

•	the effect that reaching or exceeding performance targets would have on our growth and margins.

In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	How Calculated	Reason for Use

Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of acquisitions and foreign exchange rates.

Revenue is an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our products and services. Revenue is widely followed by shareholders.

Adjusted EBITDA	GAAP Operating Income, excluding depreciation and amortization expense from continuing operations and adjusted for certain other non-recurring revenue and expense items in GAAP Operating Income as well as foreign exchange rates.

EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into operating profits for shareholders. EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.

Adjusted EPS

Fully diluted GAAP EPS from continuing operations attributable to FIS common shareholders, adjusted to add back the impact of divestitures, restructuring costs, acquisition, integration and severance costs and purchase price amortization.

Adjusted EPS and EPS growth aligns with value creation for our shareholders. It is a valuation widely followed by shareholders and analysts.

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As applicable, we adjust our performance metrics to eliminate certain financial impacts of new accounting pronouncements, restructuring expense, mergers, including non-recurring deal-related costs, acquisitions, and divestitures, including restructuring and integration charges, the impact of purchase accounting on deferred revenue, impairment charges, and transaction costs. We also adjust the performance to eliminate non-budgeted discontinued operations and the impact of changes in foreign currency from budgeted rates and current period acquisitions. We make these adjustments because we do not think our named executive officers’ compensation should be impacted by events that do not reflect the underlying operating performance of the business. In 2016, we made the following adjustments to the revenue and EBITDA results (reflected in millions):

	Results before Adjustment	Foreign Exchange	Mergers and Acquisitions, Severance and Restructuring	Adjusted Results
Revenue	$9,241	$(27)	$192	$9,406
Adjusted EBITDA	$2,472	$(14)	$473	$2,931
Adjusted EPS	$1.72	$0	$2.10	$3.82

As was the case in 2015, no annual incentive payments are due to a named executive officer if the pre-established, threshold performance levels are not met. In addition, if actual EBITDA results fell below the threshold EBITDA set for the 2016 plan, $2,769 million, then our Compensation committee had discretion not to pay out the 2016 annual bonus for all officers, regardless of the results for revenue and EPS. If the target level performance goals are attained, our named executive officers earn an annual incentive equal to their annual incentive target opportunity. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if maximum performance goal is attained or exceeded, 200% of the target opportunity is earned. For performance between the threshold and maximum level goals, the percentage of the target award earned is interpolated. Payments are capped at the maximum performance payout level.

The table below lists the performance goals and results for 2016.

		Performance Goal (Revenue and Adjusted EBITDA in millions)
	Weight	Threshold	Target	Maximum	Adjusted Results	Payout Factor
Revenue	30%	$8,952	$9,325	$9,698	$9,406	122%
Adjusted EBITDA	30%	$2,769	$2,855	$2,941	$2,931	189%
Adjusted EPS	40%	$3.60	$3.72	$3.83	$3.82	190%
Combined Payout Factor	—	—	—	—	—	169%

Special Compensation Programs

Strategic acquisitions remain an important element of our overall growth strategy. As a result, when a strategic acquisition occurs, we often design incentive programs tied to specific performance objectives related to that acquisition. These inorganic growth initiatives add to the earnings potential of the Company. Aligning specific incentives to these initiatives increases the focus on and achievement of acquisition-related synergies.

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Clear2Pay Synergy Bonus Program

On October 2, 2014, the Company acquired Clear2Pay, a commercial payments provider based in Belgium. In order to drive achievement of operating synergies, reduction of costs and improvement of profitability, the Company created a one-time Clear2Pay Synergy Bonus Program for certain executive officers and key managers. Named Executive Officer participants were Messrs. Norcross, Jabbour and Woodall, who had target incentive opportunities of $1,250,000, $750,000 and $300,000, respectively. The performance period of the bonus program was October 2, 2014 to December 31, 2015 and bonus achievement was based on performance of the Clear2Pay business against an EBITDA target of $32.5 million and a cost synergy target of $4.5 million. With actual achievement of $31.3 million in EBITDA and $6.5 million in cost savings, the overall payout earned was 85% of target. As a result, Messrs. Norcross, Jabbour and Woodall, earned incentives of $1,062,919, $637,751 and $255,101 respectively, which were paid in February 2016. Following payment of the awards, the program expired.

SunGard Synergy Bonus Program

In October 2015, the Compensation committee approved a synergy incentive program in anticipation of the closing of the Company’s acquisition of SunGard. The acquisition closed on November 30, 2015. As it has successfully done in the past with other large acquisitions, the Company created a one-time SunGard Synergy Bonus Program for executive officers and key senior managers who would play critical roles in driving the reduction of costs necessary to meet the expectations of the investor community following the close of the SunGard acquisition. Identifying and executing upon these operational synergies will accelerate the accretive nature of the acquisition and, due to the ongoing nature of the savings, could return billions of dollars in enterprise value to the shareholders. The performance period of the bonus program runs from September 1, 2015 to December 31, 2017. Synergy savings are defined as annualized expense savings from specific actions taken in relation to the acquisition of SunGard. Synergy savings are tracked as the actions are taken and the savings are validated by the Finance Department. All synergy calculations are then reviewed and certified by an independent accounting firm, PricewaterhouseCoopers, before incentive payments are made. The program has a synergy cost savings target of $200 million in annual run rate, with a minimum of $150 million and a maximum of $325 million. At the time we announced the acquisition of SunGard, the Company informed the investment community and our shareholders that we would target a total of $200 million in annual run rate cost savings by the end of 2017. As of the end of 2016, we increased our commitment to exiting 2017 with annual run rate savings of $275 million. Using a multiple assumption of 13 times EBITDA, the target synergy savings of $200 million would create $2.6 billion in enterprise value and the maximum savings of $325 million would create over $4.2 billion in enterprise value. In that example, at target, the SunGard Synergy Bonus Program for Named Executive Officers would pay out $19.8 million in incentives for the creation of $2.6 billion in enterprise value (approximately 0.7% of the value created) and, at maximum, it would pay out $59.4 million for over $4.2 billion in enterprise value (approximately 1.3% of the value created). All Named Executive Officers participate in the plan, with minimum, target and maximum total incentive opportunities over the entire 29 month performance period as follows: Mr. Martire, $1,250,000/$3,000,000/$9,000,000; Mr. Norcross, $2,650,000/$6,225,000/$18,450,000; Mr. Woodall, Mr. Jabbour and Ms. Brown $1,500,000/$3,600,000/ $10,800,000. Payment of any earned incentive bonus will be made over the course of up to two years (2016-2017), following verification of savings by PwC, beginning in 2016. Unless the maximum bonus amounts are previously earned and paid, following any payment related to the final evaluation for the period ending December 31, 2017, the program will expire.

In 2016, the Compensation Committee authorized two payments under this plan. The first occurred in July 2016, when synergy savings of $166.7 million had been verified by PwC and the second in October 2016, when synergy savings of $213 million had been verified. In total, the named executive officers earned the following SunGard Synergy Bonuses in 2016: Mr. Martire, $3,585,000; Mr. Norcross, $7,414,500; and Mr. Woodall, Mr. Jabbour and Ms. Brown, $4,302,000. The company anticipates having PwC validate two payments in 2017, if earned, with the last being based on synergy achievement through December 31, 2017 (the end of the measurement period).

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Long-Term Equity Incentives

In 2016, the Company reset the timing of its annual equity grants to the first quarter of the year. Historically, legacy FIS had granted equity in the fourth quarter and legacy SunGard had done so in the second quarter. We synchronized the grants in the first quarter in order to have grant date anniversaries follow the completion of the annual performance management period, thereby simplifying the vesting process.

In 2016, we continued to use performance-based vesting for both restricted stock and stock option grants. Our approach to the vesting of long-term equity incentives includes two primary elements: (1) performance-based restricted stock that vests and is earned based on a minimum of $2.3 billion in EBITDA achieved in each of the calendar years 2016, 2017 and 2018 and continued employment through each year, and (2) performance-based stock options, that vest and are earned based on a minimum of $2.3 billion in EBITDA achieved in each of the calendar years 2016, 2017 and 2018 and continued employment through each year. We adopted these performance vesting requirements because we believe that performance goal setting helps to maintain the rigor and strategic alignment of the incentive program with the Company’s business plan each year. As evidenced by the past two years, the annual cash incentive plan is based on aggressive EBITDA targets and can be quite volatile. Because FIS remains active with strategic acquisitions and divestitures, setting multi-year financial objectives is very challenging. Acquisitions are quickly folded in and the timing of divestitures cannot be predicted, each of which makes it difficult to isolate the stand-alone performance of the legacy company. As a result, we believe that the annual measurement of a constant EBITDA target for three years under the equity plan is appropriate and sufficiently rigorous to achieve that program’s primary goal: the long-term stability and retention of our key officers and executives.

Each form of equity is also subject to a time-based vesting requirement, whereby each grant vests ratably over three years on the anniversary date of the grant, if the EBITDA performance vesting hurdle has been satisfied.

We also believe that it is appropriate to use an EBITDA performance target in both short and long-term incentive plans. EBITDA reflects our operating strength and efficiency, as well as our ability to convert revenue into operating profits for our shareholders. EBITDA is commonly relied upon as the basis for enterprise valuation by investment analysts and it is widely followed by our shareholders. By using it as a key component in our annual cash incentive program, we incent officers and key managers to drive short term profitability and cash flow. By using it in the long-term incentive plan, we incent grant recipients to ensure profitability and cash flow results are delivered over the long-term, resulting in short-term decisions on investment and operations being balanced with a longer-term view of profitability and cash flow.

As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2016, we used the Amended and Restated FIS 2008 Omnibus Incentive Plan, which we refer to as the Plan, for long-term incentive awards. We do not attempt to time the granting of awards to any internal or external events.

We intend for our performance-based restricted stock awards to:

•	tie named executive officers’ long-term financial interests to the Company’s operating income performance and to the long- term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

•	retain the named executive officers through the vesting period; and

•	maintain market-competitive levels of total compensation.

We intend for our stock option awards to:

•	tie named executive officers’ long-term financial interests to the Company’s operating income performance;

•	enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

•	retain the named executive officers through the three-year vesting period and the seven-year exercise period; and

•	maintain market-competitive levels of total compensation.

The stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant. The options have a seven-year term. We do not engage in “backdating” or re-pricing of stock options, as our stock plan prohibits these practices. When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP.

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Further details concerning the equity-based awards granted in 2016 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and the related footnotes.

We selected EBITDA as the performance measure for the performance-based equity awards because we believe the level of EBITDA we achieve reflects the quality of our products and services and our operating strength and efficiency, and has a significant impact on long-term stock price and the investing community’s expectations. EBITDA is also a significant factor in our ability to support long-term debt. For purposes of the performance-based equity awards, EBITDA means our operating income determined in accordance with GAAP as reported in our financial statements, excluding depreciation and amortization, merger and acquisition-related costs, asset impairment charges and other non-GAAP adjustments that we make in our business plan (such as exclusion of prospective merger and acquisition costs and divestiture, currency, and accounting adjustments, over the existing five-year plan expense), with the goal being to measure on a consistent basis our performance against the existing business plan. Our Compensation committee will evaluate whether the EBITDA goal has been achieved following the completion of our audit for the calendar years ending December 31.

Dividends are not paid on the performance-based restricted stock awards unless and until the restricted stock vests. Also, we impose a post-vesting holding requirement on the restricted shares held by our named executive officers, which requires that the named executive officer hold 50% of the restricted shares from the date of vesting until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation committee. In practice, named executive officers have generally held the restricted shares even after they have satisfied the ownership guidelines. This is consistent with our philosophy that executives should hold a significant amount of FIS stock, so that their financial position is tied directly to the interests of our shareholders.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $18,000 in 2016). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan. A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

Deferred Compensation Plan

We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of our named executive officers elected to defer 2016 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor an Employee Stock Purchase Plan (ESPP), through which our employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter in 2016, we made a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. Matching contributions are equal to one-fourth of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional health, life and disability coverage. The taxable portion of this additional coverage is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

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Other Benefits

We provide few special benefits to our named executive officers. In general, the benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executives from certain business risks and potential threats. For safety and efficiency purposes in 2016, certain of our named executive officers received personal use of the corporate air transportation. Our Compensation committee regularly reviews the perquisites provided to our named executive officers. Further detail regarding executive perquisites in 2016 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in certain termination events. Descriptions of the material terms of all of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

On January 1, 2017, continuing the orderly succession process begun in 2015, the Board terminated Mr. Martire’s employment with the company as Executive Chairman and appointed him non-executive Chairman of the Board. This termination of employment without cause triggered certain rights to payments provided to Mr. Martire in his employment agreement (such rights having been disclosed in the company’s Proxy Statement for several years). Pursuant to the definition of Good Reason in his employment agreement, Mr. Martire could have demanded that these payments be made to him in 2015 when Mr. Norcross succeeded him as CEO. Because of his higher CEO base and bonus target, the resulting cash payment would have been $3.3 million higher than the amount paid to him following his termination as Executive Chairman. Instead, Mr. Martire agreed to transition from CEO and Chairman of the Board to Executive Chairman in a manner consistent with the Board’s succession plan. In connection with his appointment as non-executive Chairman of the Board, we entered into an agreement with Mr. Martire, pursuant to which he has agreed to serve as non-executive Chairman of the Board for an initial term commencing on January 1, 2017 and continuing until the date of the 2017 annual meeting and, if re-elected at the annual meeting, then until the date of the 2018 annual meeting, and thereafter to ensuing one year terms if re-elected at future annual meetings. As Chairman, Mr. Martire will receive annual compensation in cash and equity combined of $1 million and is entitled to certain cash amounts to offset the cost of health insurance coverage. In addition, Mr. Martire will continue to participate in the SunGard Synergy Bonus Program at the same level as before his change in role. The agreement provides no severance benefits upon the conclusion of his service as Chairman. While this compensation package is above the norm, the Board concluded that it was appropriate in this instance given several factors. In connection with the termination of his employment, Mr. Martire executed a Separation Agreement by which he waived and released any and all claims that he has or may have against the company related to his employment or the termination of that employment. Further, by that Separation Agreement, Mr. Martire agreed to be bound by a one-year noncompete period following his termination that, under the terms of his employment agreement, would not have applied following a termination without cause. The Board determined that these added protections, as well as the exceptional performance of the company under Mr. Martire’s leadership, with one, three and five-year TSR significantly outpacing peers and the S&P 500, warranted the total compensation package approved.

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Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our Compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our Compensation committee considers a number of important qualitative and quantitative factors, including:

the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

our financial performance in the prior year;

the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

the business environment and our business objectives and strategy;

the need to retain and motivate our executive officers;

corporate governance and regulatory factors related to executive compensation; and

marketplace compensation levels and practices.

In evaluating the compensation of the Chief Executive Officer’s direct reports, our Compensation committee also considers the Chief Executive Officer’s recommendations to the committee. This includes his review of the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Neither the Executive Chairman nor the Chief Executive Officer made a recommendation to the Compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our Compensation committee did not assign precise weights to the factors listed above. The Compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To support its review of our executive compensation and benefit programs for 2016, the Compensation committee engaged Mercer, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. The Compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. Mercer gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data is an important element in the decisions of our Compensation committee, but our Compensation committee ultimately made decisions based on all of the factors described above.

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Each year, the Compensation committee reviews the specific marketplace compensation surveys that would be used to benchmark executive compensation. The committee strives for a consistent set of compensation surveys from year to year, so that the benchmark information is consistent and comparable. In 2016, Mercer assisted our Compensation committee in analyzing the marketplace compensation surveys, using three sources: (1) the Q4 2015 Mercer Executive Remuneration Survey, (2) the Towers Watson 2015 CDB High Tech Executive Compensation Survey and (3) compensation information for the following group of 18 companies, which we refer to as our “peer group”. The FIS peer group was selected based on a revenue range of approximately 1/2 to 2 times the projected 2016 revenue for FIS of $9.4 billion, industry focus (generally the software & services industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, including international focus and companies that compete with us for business and/or executive talent. The 2016 peer group consisted of:

• Alliance Data Systems Corporation	• Intuit Inc.

• Automatic Data Processing, Inc.	• MasterCard Incorporated

• Cognizant Technology Solutions Corporation	• PayPal Holdings, Inc

• Computer Sciences Corporation	• Salesforce.com

• Discover Financial Services, Inc.	• Symantec Corporation

• Ebay, Inc	• Visa Inc.

• First Data Corp.	• VMware

• Fiserv, Inc.	• The Western Union Company

• Intercontinental Exchange	• Yahoo, Inc.

The revenue of these companies ranged from $4.2 billion to $17.9 billion, with a median revenue of $7.3 billion.

Our Compensation committee used the other two sources of compensation data described above in making its compensation decisions in 2016 as a point of reference in evaluating whether compensation was within a “market” range; however, those two sources were given less weight when considering what the named executive officers’ 2016 target total compensation should be, as we think the peer group data is the best indicator of total compensation provided by our key competitors and peers.

The marketplace data information in this discussion is not deemed filed or part of the compensation discussion and analysis for certification purposes.

Role of Compensation committee, Compensation Consultant and Executive Officers

Our Compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other executive officers. Our Compensation committee is also responsible for administering our annual incentive plan and stock incentive plans and approving individual grants and awards under those plans for our executive officers.

To further the objectives of our compensation program, our Compensation committee engaged Mercer in 2016 to conduct an ongoing review over the course of the year of our compensation programs for our named executive officers and other key executives and our Board of Directors. Mercer provided our Compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Our Compensation committee did not limit the consultant’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The consultant also assisted our Compensation committee in its review of the compensation risk assessment that is completed on an annual basis. The committee may also give specific assignments to its consultant from time to time and may ask for the consultant’s assistance when it is considering a special or onetime compensation arrangement. In addition, members of our Compensation committee have discussions with the consultant between meetings as specific questions arise. Mercer was selected by our Compensation committee and reports directly to the committee.

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Mr. Martire and Mr. Norcross provided input and made recommendations to the Compensation committee regarding executive compensation levels for executive officers other than themselves. Messrs. Norcross and Woodall provided input regarding the structure and targets of the performance goals used in our performance-based incentive programs. In addition, Mr. Oates coordinated with the committee’s chairman and the consultant in preparing the committee’s meeting agendas and materials. Although our Compensation committee considers the recommendations of our executive officers, our Compensation committee exercises its discretion when making compensation decisions and may modify the executives’ recommendations. Our executive officers do not make recommendations to our Compensation committee with respect to their own compensation.

While our Compensation committee carefully considers the information provided by, and the recommendations of, Mercer and the individuals who participate in the compensation process, the committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our Compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans; however, our Compensation committee may approve compensation that will not meet these requirements.

Our Compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

Compensation Committee Report

The Compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the Compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Compensation Committee

Richard N. Massey, Chairman
Thomas M. Hagerty
David K. Hunt
James B. Stallings, Jr.

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Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers in 2016.

Summary Compensation Table

Gary A. Norcross President and CEO
	2016	1,000,000	—	3,749,969	3,749,998	11,219,250	10,071	291,160	20,020,448

	2015	1,000,000	—	5,261,997	5,261,961	1,062,919	(3,166)	366,625	12,950,336

	2014	850,000	—	5,142,524	5,142,504	1,886,745	1,522	356,948	13,380,243

Frank R. Martire Executive Chairman
	2016	800,000	—	3,599,944	1,599,997	6,290,600	—	631,193	12,921,734

	2015	800,000	—	2,025,711	2,025,650	—	—	503,995	5,355,356

	2014	1,000,000	—	2,177,977	2,178,000	2,642,500	—	486,523	8,485,000

Marianne Brown CEVP, Co-COO	2016	700,000	—	1,749,994	1,749,997	6,077,550	—	10,552	10,288,093
James W. Woodall CEVP, CFO
	2016	605,000	—	1,350,012	1,350,002	5,836,583	—	109,793	9,251,390

	2015	550,000	—	1,063,049	1,063,048	255,101	—	96,506	3,027,704

	2014	500,000	—	1,815,029	1,815,003	792,750	—	55,108	4,977,890

Anthony Jabbour CEVP, Co-COO
	2016	700,000	—	1,749,994	1,749,997	6,077,550	106	135,531	10,413,178

	2015	600,000	—	1,417,377	1,417,398	637,751	—	131,140	4,203,666

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.

(2)	Amounts represent the grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of fair value per share are included in Note 14 to the Company’s consolidated financial statements for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2017.

(3)	Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s consolidated financial statements for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2017.

(4)	Amounts shown for 2016 reflect payments to executive officers for 2016 under the annual incentive plan plus SunGard and C2P Synergy Plan incentives earned in 2016 and 2015 respectively.

(5)	Amounts shown for 2016 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; personal use of a Company airplane; supplemental disability; and executive health care; as set forth below.

	Norcross $	Martire $	Brown $	Woodall $	Jabbour $
401(k) Matching Contributions	7,950	7,950	7,950	7,950	7,950
ESPP Matching Contributions	72,188	63,750	—	40,313	44,063
Restricted Stock Dividends	131,995	268,303	1,450	38,940	53,630
Life Insurance Premiums	3,911	938	938	844	927
Supplemental Disability	18,490	22,765	214	—	3,530
Executive Health Care	13,771	20,176	—	—	—
Personal Airplane Use	42,855	247,311	—	21,746	25,431
Total	291,160	631,193	10,552	109,793	135,531

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Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

Gary A. Norcross	03/29/2016	—	—	—	—	59,599	—	—	—	3,749,969
	03/29/2016	—	—	—	—	408,052	—	—	62.92	3,749,998
	Annual Incentive	1,125,000	2,250,000	4,500,000	—	—	—	—	—	—
	SunGard Plan Incentive	2,650,000	6,225,000	18,450,000	—	—	—	—	—	—
Frank R. Martire	03/29/2016	—	—	—	—	25,429	—	—	—	1,599,993
	03/29/2016	—	—	—	—	174,102	—	—	62.92	1,599,997
	02/11/2016	—	—	—	—	35,435	—	—	—	1,999,951
	Annual Incentive	800,000	1,600,000	3,200,000	—	—	—	—	—	—
	SunGard Plan Incentive	1,250,000	3,000,000	9,000,000	—	—	—	—	—	—
Marianne Brown	03/29/2016	—	—	—	—	27,813	—	—	—	1,749,994
	03/29/2016	—	—	—	—	190,424	—	—	62.92	1,749,997
	Annual Incentive	525,000	1,050,000	2,100,000	—	—	—	—	—	—
	SunGard Plan Incentive	1,500,000	3,600,000	10,800,000	—	—	—	—	—	—
James W. Woodall	03/29/2016	—	—	—	—	21,456	—	—	—	1,350,012
	03/29/2016	—	—	—	—	146,899	—	—	62.92	1,350,002
	Annual Incentive	453,750	907,500	1,815,000	—	—	—	—	—	—
	SunGard Plan Incentive	1,500,000	3,600,000	10,800,000	—	—	—	—	—	—
Anthony Jabbour	03/29/2016	—	—	—	—	27,813	—	—	—	1,749,994
	03/29/2016	—	—	—	—	190,424	—	—	62.92	1,749,997
	Annual Incentive	525,000	1,050,000	2,100,000	—	—	—	—	—	—
	SunGard Plan Incentive	1,500,000	3,600,000	10,800,000	—	—	—	—	—	—

(1)	With respect to the annual incentives, the amounts shown in column (c) reflect the minimum payment level under each plan upon achievement of minimum results, which is 50% of the target amount shown in column (d), and the amounts shown in column (e) represent the maximum payout under each plan, which is 200% of the amount in column (d). With respect to the SunGard Synergy Bonus Plan, the amounts shown in column (c) reflect the minimum payment level under each plan upon achievement of minimum results (synergy savings of $150 million annually), column (d) reflects payment of the target amount (for synergy savings of $200 million annually), and column (e) represent the maximum payout under each plan (for savings in excess of $325 million annually).

(2)	The amounts shown in column (g) reflect the number of performance-based restricted shares granted to each named executive officer under the Plan on March 29, 2016 (grant date fair value is $62.92per share). The shares vest ratably over three years on the anniversary of the grant, contingent on the achievement of certain EBITDA in each of the three calendar years 2016, 2017, and 2018. Under the plan Frank R. Martire was granted an additional performance-based restricted stock grant on February 11, 2016 (grant date fair value is $56.44 per share) For all grants listed, the threshold and maximum are equal to the target performance quantity. If the target performance criteria is missed, no equity will be earned, and no additional shares can be earned if the performance criteria is exceeded. The amounts shown in column (g) reflect the number of performance-based stock options granted to each named executive officer under the Plan on March 29, 2016 (grant date fair value per option is $9.19per option granted). The options vest ratably over three years on the anniversary of the grant, contingent on the achievement of certain EBITDA in each of the three calendar years 2016, 2017, and 2018.

(3)	The amounts shown in column (k) represent the grant date fair value of each award based upon the following per share grant date fair values: March 29, 2016 restricted stock awards ($ 62.92); March 29, 2016 stock option awards ($9.19); and February 11, 2016 restricted stock awards ($56.44).

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Narrative Discussion for Summary Compensation Table

and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2016.

Frank R. Martire

We entered into a three-year employment agreement with Mr. Martire, effective March 31, 2009, and commencing immediately following the Metavante merger, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Effective January 1, 2015, Mr. Martire’s employment agreement was amended to reflect a change in his role from our Chairman and Chief Executive Officer to Executive Chairman. Under the terms of the amended agreement, Mr. Martire’s minimum annual base salary was $800,000 and his annual bonus target percentage was 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. His 2016 cash compensation and equity grants were determined by our Compensation committee to be appropriate given his role and his prior success in leading the Company. In addition to cash and equity compensation, Mr. Martire was entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 70, and Mr. Martire and his eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Concurrent with his transition from Executive Chairman to non-executive Chairman of the Board, Mr. Martire’s employment agreement, as amended, was terminated without cause on December 31, 2016. The details of the payments and benefits that Mr. Martire received in connection with this termination are discussed in the “Potential Payments Upon Termination or Change in Control” section

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007 with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. This agreement has been amended multiple times to reflect various changes in his roles. Effective January 1, 2015, Mr. Norcross’ employment agreement was amended as a consequence of his promotion from President and Chief Operating Officer to President and Chief Executive Officer. Under the terms of the amended agreement, Mr. Norcross’ minimum annual base salary is $1,000,000 and his annual bonus target percentage is 225% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Norcross is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Anthony M. Jabbour

We entered into a three-year employment agreement with Mr. Jabbour, effective October 1, 2009, to serve as our Executive Vice President, Financial Solutions, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of that agreement, as amended, in 2015 Mr. Jabbour’s annual base salary was $600,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Jabbour’s annual base salary was increased to $700,000 in 2016 in recognition of his promotion to Corporate Executive Vice President and Co-Chief Operating Officer. In addition to cash and equity compensation, Mr. Jabbour is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and he and his eligible dependents were entitled to medical and other insurance coverage provided to other top executives as a group. Mr. Jabbour’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Marianne Brown

We entered into a three-year employment agreement with Ms. Brown, effective February 1, 2016, to serve as our Corporate Executive Vice President and Co-Chief Operating Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of that agreement, Ms. Brown’s annual base salary for 2016 was $700,000 and her annual bonus target was 150%. In addition to cash and equity compensation, Ms. Brown and her eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Ms. Brown’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section

James W. Woodall

We entered into a three-year employment agreement with Mr. Woodall, effective October 1, 2009, to serve as our Senior Vice President and Chief Accounting Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On March 15, 2013, we executed an amendment to that agreement, memorializing Mr. Woodall’s promotion to Corporate Executive Vice President and Chief Financial Officer. Under the terms of that amendment, as amended, Mr. Woodall’s base salary for 2015 was increased to $550,000 and his annual bonus target was 150% of base salary. In 2016, based on market analysis, Mr. Woodall’s annual base salary was increased to $605,000. In addition to cash and equity compensation, Mr. Woodall is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and Mr. Woodall and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Woodall’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

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Annual Incentive Awards, Bonus Programs and Long-Term Equity Incentive Awards

In 2016, our named executive officers received annual cash incentives and bonuses pursuant to the Clear2Pay and SunGard Synergy Bonus Programs. In addition, our named executive officers received grants of performance-based stock options and performance-based restricted stock in 2016. More information about these bonus programs and annual cash and long-term equity incentives can be found in the “Compensation Discussion and Analysis” section.

Other Plans and Benefits

More information about these programs can be found in the “Compensation Discussion and Analysis” section. We also provide our named executive officers with limited special benefits and perquisites, as discussed in the “Compensation Discussion and Analysis” section and in the Summary Compensation Table under the column All Other Compensation and the related footnote. We also provide our named executive officers with the opportunity to participate in our deferred compensation plan, as discussed in the Nonqualified Deferred Compensation table and accompanying narrative.

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The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2016:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards

Gary A. Norcross	10/29/2010	408,122	—	—	$27.10	10/29/2017	—	—	—	—
	11/07/2011	293,333	—	—	$25.66	11/07/2018	—	—	—	—
	11/08/2012	153,563	—	—	$34.33	11/08/2019	—	—	—	—
	10/31/2013	508,906	—	—	$48.75	10/31/2020	—	—	—	—
	11/04/2014	189,830	—	379,661	$58.23	11/04/2021	—	—	58,876	$4,453,381
	02/09/2015	76,687	—	153,374	$63.61	02/09/2022	—	—	23,582	$1,783,742
	11/05/2015	—	—	279,403	$66.18	11/05/2022	—	—	45,512	$3,442,528
	03/29/2016	—	—	408,052	$62.92	03/29/2023	—	—	59,599	$4,508,068
Frank R. Martire	10/29/2010	618,366	—		$27.10	10/29/2017			—	—
	11/07/2011	400,000	—		$25.66	11/07/2018			—	—
	11/08/2012	230,344	—		$34.33	11/08/2019			—	—
	10/31/2013	572,519	—		$48.75	12/31/2019			—	—
	11/04/2014	241,196	—		$58.23	12/31/2019			—	—
	02/09/2015	76,687	—		$63.61	12/31/2019			—	—
	11/05/2015	118,335	—		$66.18	12/31/2019			—	—
	03/29/2016	174,102	—		$62.92	12/31/2019
Marianne Brown	03/29/2016	—	—	190,424	$62.92	03/29/2023	—	—	27,813	$2,103,775
	06/01/2015	—	—	—	—	—	—	—	16,730	$1,265,457
	06/01/2015	—	—	—	—	—	—	—	5,576	$421,769
	02/19/2015	—	—	—	—	—	—	—	7,012	$530,388
	06/01/2014	—	—	—	—	—	—	—	24,329	$1,840,246
	06/01/2014	—	—	—	—	—	—	—	1,351	$102,190
	06/24/2014	—	—	—	—	—	—	—	6,662	$503,914
James W. Woodall	11/07/2011	26,667	—	—	$25.66	11/07/2018	—	—	—	—
	11/08/2012	15,356	—		$34.33	11/08/2019			—	—
	10/31/2013	159,033			$48.75	10/31/2020			—	—
	11/04/2014	66,999	—	133,998	$58.23	11/04/2021	—	—	20,780	$1,571,799
	11/05/2015	—	—	98,613	$66.18	11/05/2022			16,063	$1,215,005
	03/29/2016	—	—	146,899	$62.92	03/29/2023			21,456	$1,622,932
Anthony Jabbour	11/07/2011	100,000	—	—	$25.66	11/07/2018	—	—	—	—
	11/08/2012	61,425	—	—	$34.33	11/08/2019	—	—	—	—
	10/31/2013	222,646	—	—	$48.75	10/31/2020	—	—	—	—
	11/04/2014	89,332	—	178,664	$58.23	11/04/2021	—	—	27,706	$2,095,682
	11/05/2015	—	—	131,484	$66.18	11/05/2022	—	—	21,417	$1,619,982
	03/29/2016	—	—	190,424	$62.92	03/29/2023	—	—	27,813	$2,103,775

(1)	The unvested options listed above granted prior to October 31, 2013 vested annually over a three-year period from the date of the grant. The stock options granted on October 31, 2013 vest ratably over a three-year period from the grant date, as the Company satisfied the EBITDA vesting requirement for the period from January 1, 2014 to December 31, 2014. The stock options granted on November 4, 2014 and February 9, 2015 vest ratably over a three-year period on each anniversary date of the grant contingent on reaching certain EBITDA during each of the three calendar years 2015, 2016 and 2017. The stock options granted on November 5, 2015 and March 29, 2016 vest ratably over a three-year period on each anniversary date of the grant contingent on reaching certain EBITDA during each of the three calendar years 2016, 2017 and 2018.

(2)	The restricted stock awards granted on November 4, 2014 and February 9, 2015 vest ratably over a three-year period on each anniversary date of the grant contingent on reaching certain EBITDA targets during each of the three calendar years 2015, 2016 and 2017. The restricted stock awards granted on November 5, 2015 and March 29, 2016 vest ratably over a three-year period on each anniversary date of the grant contingent on reaching certain EBITDA targets during each of the three calendar years 2016, 2017 and 2018.

(3)	Market value of unvested restricted stock awards is based on a closing price of $75.64for a share of our common stock on the New York Stock Exchange on December 31, 2016.

(4)	In connection with the transition of Mr. Martire’s role to non-executive Chairman of the Board and the termination of his employment agreement without cause on December 31, 2016, Mr. Martire became fully vested in his outstanding equity awards.

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The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2016 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Frank R. Martire			160,104	11,792,531

Gary A. Norcross	450,000	18,228,696	68,579	4,474,440

Marianne Brown			2,789	208,394

James W. Woodall	30,918	1,298,522	18,937	1,249,895

Anthony M. Jabbour	145,000	7,073,782	25,819	1,708,642

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans as of December 31, 2016:

Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

Frank R. Martire

Gary A. Norcross	Deferred Comp Plan			10,071		115,294

Marianne Brown

James W. Woodall

Anthony M. Jabbour	Deferred Comp Plan			106		342,992

(1) Represents the decrease in the executive’s interest in 2016.

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The Deferred Compensation Plan

Our named executive officers are eligible to participate in the FIS Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Because the Company does not contribute matching dollars, deferrals and related earnings are not subject to vesting conditions. Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four-month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $18,000 in 2016, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2016. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our U.S. salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the “Compensation Discussion & Analysis” section and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. The employment agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their agreements in effect on December 31, 2016.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations”.

In the case of all named executive officers, if a named executive officer’s employment is terminated by us for any reason other than for cause or due to the executive’s death or disability, or if the executive terminates his or her employment for good reason, then the executive is entitled to receive:

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•	a prorated annual bonus, based on the date of termination and the actual bonus that would have been earned in the year of termination had the executive still been employed;

•	in the case of Messrs. Martire and Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the target annual bonus opportunity in the year in which the termination of employment occurs;

•	in the case of Ms. Brown, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the target annual bonus opportunity in the year in which the termination of employment occurs;

•	in the case of Messrs. Jabbour and Woodall, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	in the case of all named executive officers, immediate vesting and/or payment of all equity awards;

•	in the case of all named executive officers, COBRA or equivalent coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments; and

•	in the case of all named executive officers, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of life insurance premiums.

If employment terminates due to death or disability, the following would be provided:

•	any accrued obligations;

•	in the case of all named executive officers:

-	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined; and

-	the unpaid portion of the executive’s annual base salary for the remainder of the employment term;

•	in the case of all named executive officers, immediate vesting and/or payment of all equity awards.

As noted above, in the case of certain named executive officers, the employment agreements provide for supplemental disability insurance sufficient to provide 2/3 of the executive’s pre-disability base salary up until the age of 65 (age 70 in the case of Mr. Martire). For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement, or material breach of our business policies, accounting practices or standards of ethics; or

•	impeding or failing to materially cooperate with an investigation authorized by our Board.

The employment agreements define “good reason” as:

•   in the case of Mr. Martire, a material diminution in the executive’s position or title or the assignment of duties materially inconsistent with the executive’s position;

•	in the case of all others, a material diminution in the executive’s position, title or managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed;

•	a material diminution in the executive’s annual base salary or annual bonus opportunity;

•	a material change in the executive’s principle place of employment;

•	our material breach of any of our obligations under the employment agreement;

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•	in the case of Mr. Martire, within six months immediately preceding or within two years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) a material adverse change in the position to whom the executive reports, or, to the executive’s service relationship or the conditions under which the executive performs his duties as a result of such reporting structure change; or (C) a material diminution in the budget over which the executive has managing authority;

•	in the case of Messrs. Jabbour, Norcross and Woodall, a material adverse change in the position to whom the executive reports;

•	in the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one-year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor;

•	in the case of Ms. Brown, our giving her notice of our intent not to extend the term of her agreement; or

•	in the case of Mr. Martire and Mr. Norcross, removal of the executive from his position as a director or the failure of the Board of Directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he or she first knows the event has occurred, or, if applicable with respect to Mr. Martire, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Except with respect to Mr. Norcross, where applicable, the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our Board, unless the changes are approved by 2/3 of the directors then in office;

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Mr. Norcross’s employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The agreements also provide us and our shareholders with important protections and rights, including the following:

Exception/Protections
severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

except with respect to Mr. Norcross, during his employment with us and in the one-year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause or, by him for good reason or the termination is due to our decision not to extend the employment agreement term;

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•	in the case of Mr. Norcross, during his employment with us and in the one-year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event was our giving him notice of our intent not to extend his term at any time during the one-year period following a change in control or our failure to obtain assumption of his agreement by a successor (however if the other “good reason” events specified in Mr. Norcross’s employment agreement occurred within one-year of our change in control, he will be subject to the non-competition and non-solicitation prohibition); and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plan provides for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock, including vesting restrictions, lapse upon a change in control.

For purposes of the Plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power;

•	consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

•	during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Estimated Payments and Benefits upon Termination of Employment

The severance amounts do not include a prorated 2016 annual incentive since such named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

In connection with the transition of Mr. Martire’s role from Executive Chairman to non-executive Chairman of the Board, effective January 1, 2017, Mr. Martire’s employment agreement was terminated by the Company without cause on December 31, 2016. In his Severance Agreement and Release, the Company agreed to pay Mr. Martire the compensation and benefits due him under his employment agreement for a termination of that agreement without cause (including vesting of all unvested equity awards). In exchange, he released the Company from all employment related actions which could arise from the termination of the agreement and agreed to a one-year non-compete that would not otherwise been applicable under the terms of his employment agreement. In connection with this termination, Mr. Martire is entitled to a severance payment of $7,370,640, which will be paid on or about June 30, 2017, plus immediate vesting and payment of his outstanding equity awards, without regard to the degree to which the applicable performance objectives were achieved, total value at grant equaled $13,607,309.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under these named executive officers’ employment agreements:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$10,022,232	$3,657,252	$3,156,317	$3,733,041

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Upon a termination of these executives’ employment due to death or disability, the following payments would have been made:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$3,250,000	$2,508,333	$1,361,253	$1,619,979

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2016. By action of the Board, Mr. Martire’s employment as Executive Chairman was terminated without cause on December 31, 2016. Pursuant to the terms of his employment agreement, all unvested equity granted to him was vested as of the date of termination.

The following estimates are based on a stock price of $75.64 per share, which was the closing price of our common stock on December 31, 2016. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $75.64.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$16,288,561	$2,422,193	$5,134,339	$6,776,572

The estimated value of the stock options held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executives for good reason would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$16,288,561	$2,422,193	$5,134,339	$6,776,572

The estimated value of performance share awards held by the named executive officers that would vest upon a change in control would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$14,187,719	$6,767,738	$4,409,736	$5,819,439

The estimated value of performance share awards held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executive for good reason would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$14,187,719	$6,767,738	$4,409,736	$5,819,439

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The estimated value of the stock options held by the named executive officers that would vest upon a termination due to death or disability would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$16,288,561	$2,422,193	$5,134,339	$6,776,572

The estimated value of performance share awards held by the named executive officers that would vest upon a termination due to death or disability would be as follows:

Name	Gary A. Norcross	Marianne Brown	James W. Woodall	Anthony M. Jabbour
Payment	$14,187,719	$6,767,738	$4,409,736	$5,819,439

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Director Compensation

In 2016, the Vice Chairman received an annual retainer of $300,000, payable quarterly, the lead director received an annual retainer of $110,000, payable quarterly, and all other non-employee directors received an annual retainer of $80,000, payable quarterly, plus $2,000 for each Board meeting, corporate governance and nominating committee meeting and Compensation committee meeting attended, and $3,000 for each Audit committee and Risk committee meeting attended. The Chairmen and each member of the audit and Risk committees received an additional annual fee, payable quarterly, of $75,000 and $35,000, respectively, for their service on the Audit or Risk committees. The Chairmen and each member of the compensation and the corporate governance and nominating committees received an additional annual fee, payable quarterly, of $20,000 and $12,000, respectively, for their service on such committees. Mr. Foley, as vice chairman, received an incentive award of 27,203 options and a restricted stock award of 3,973 shares. Mr. Massey, as lead director, received an incentive award of 13,058 options and a restricted stock award of 1,907 shares and each other non-employee director received an incentive award of 10,337 options and a restricted stock award of 1,510 shares.1 The options were granted under the Plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our Board and achievement of EBITDA performance measures each calendar year 2016, 2017, and 2018. The restricted stock awards vest over three years from the date of grant and are subject to certain performance measures each calendar year 2016, 2017, and 2018, which must be achieved prior to the annual vesting. The Board has historically considered it desirable to align the interests and focus of the Board with that of the Named Executive Officers. As a result, it has included the same performance vesting elements in grants to the directors as is used in grants to the officers. The Board re-examined this practice in 2016 and plans to issue equity to directors in 2017 that does not include performance-based equity vesting elements. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Each non-employee member of our Board is eligible to participate in our deferred compensation plan, which permits Board members to defer their Board and committee fees.

In addition, Mr. Hughes and Mr. Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest-bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our Board, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

[1]	Generally, FIS grants equity annually to directors in the amount of $190,000. In 2014 and 2015, in order to align their interests with the shareholders, the directors chose to link their grant pool to the same performance metrics affecting the officers. That resulted in a 2014 grant that was greater than the target $190,000 and, in 2015, it resulted in reduced grants. In 2016, the directors returned to a standard grant of $190,000 (supplemented for the Vice Chairman and Lead Director).

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The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	All Other Compensation ($)	Total ($)

Ellen Alemany	155,000	95,009	94,997	—	345,006

William P. Foley	310,000	249,981	249,996	—	809,977

Thomas M. Hagerty	110,000	95,009	94,997	—	300,006

Keith W. Hughes	173,000	95,009	94,997	—	363,006

David K. Hunt	225,750	95,009	94,997	—	415,756

Stephan A. James	239,000	95,009	94,997	—	429,006

Richard N. Massey	168,000	119,988	120,003	—	407,991

Leslie M. Muma	197,000	95,009	94,997	—	387,006

James B. Stallings, Jr.	164,000	95,009	94,997	—	354,006

(1)	Represents portions of annual Board and committee retainers which directors elected to receive in cash and meeting fees.

(2)	Represents the grant date fair value of stock awards granted during 2016 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

(3)	The aggregate number of shares subject to stock awards outstanding on December 31, 2016 for each director was as follows: 4,309 for Ms. Alemany, 10,114 for Mr. Foley; 3,843 for Mr. Hagerty; 3,843 for Mr. Hughes; 3,843 for Mr. Hunt; 3,843 for Mr. James; 4,855 for Mr. Massey; 3,843 for Mr. Stallings; and 3,843 for Mr. Muma.

(4)	Represents the grant date fair value of stock option awards granted during 2016 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

(5)	The aggregate number of shares subject to stock option awards outstanding on December 31, 2016 for each director was as follows: 37,825 for Ms. Alemany, 124,300 for Mr. Foley; 58,903 for Mr. Hagerty; 47,234 for Mr. Hughes; 47,234 for Mr. Hunt; 65,602 for Mr. James; 84,536 for Mr. Massey; 29,312 for Mr. Stallings; and 38,003 for Mr. Muma.

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Corporate Governance and Related Matters

Corporate Governance Guidelines

Our Corporate Governance and Nominating committee reviewed and approved our amended and restated Corporate Governance Guidelines in January 2016. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our Board, a framework for the functioning of our Board and its committees and to establish a common set of expectations as to how our Board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our Board, the selection of directors, the functioning of our Board, the committees of our Board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. This year, to enhance Board refreshment, our Board approved the adoption of a mandatory retirement age of 77, which is reflected in the Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that a majority of the members of our Board must be independent directors who our Board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange (“NYSE”), and any other applicable independence standards.

The Corporate Governance and Nominating Committee reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 60.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics (“Code of Conduct”), which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver or amendment to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit committee of the Board, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 60.

The Board

Our Board met five times in 2016, four of which were regularly scheduled, quarterly meetings and one of which was a special telephonic meeting. One director was unable to attend the special telephonic meeting. All the committee members attended 100% of the committee meetings except one during 2016. We do not, as a general matter, require our Board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2017 annual meeting. Other than Mr. Norcross, no members of our Board attended the 2016 annual meeting of shareholders.

Director Independence

During 2016, nine of the eleven members of our Board were non-employees. At its meeting on January 25, 2017, our Board determined that all of the non-employee members of the Board (Ellen R. Alemany, William P. Foley, II, Thomas M. Hagerty, Keith W. Hughes, David K. Hunt, Stephan A. James, Richard N. Massey, Leslie M. Muma and James B. Stallings, Jr.) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines.

In addition to the Board-level standards for director independence, each member of the Audit committee and each member of the Compensation committee meets the heightened independence standards required for such committee members under the NYSE’s listing standards.

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Committees of the Board

Our Board has four standing committees: audit, compensation, corporate governance and nominating, risk; and an executive committee. The charters of the audit, compensation, risk and corporate governance and nominating committee are available on the Investor Relations page of our website at www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 60.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Ellen R. Alemany and Richard N. Massey, all of whom were deemed to be independent by our Board, as required by the NYSE. The corporate governance and nominating committee met three times in 2016. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the Board qualified individuals to be nominated for election as directors, to advise and assist the Board with respect to corporate governance matters and to oversee the evaluation of the Board.

To fulfill these responsibilities, the committee periodically assesses the collective skills and experiences of our Board, comparing them to the Company’s long-term strategy. The committee makes recommendations to our Board regarding its size, composition and structure based on this needs assessment. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the Board.

When a need for a new director to fill a new Board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members, other members of the Board and select members of executive management. The committee makes a recommendation to our Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join our Board, which is extended through the Chairman of the corporate governance and nominating committee and the Chairman of our Board.

The corporate governance and nominating committee develops and recommends to the Board criteria for the selection of qualified directors. In conducting its evaluation of potential Board candidates, the corporate governance and nominating committee and the Board consider many factors, with no single factor being determinative. Rather, the committee and the Board weigh all relevant factors to determine whether the candidate will effectively interact with and contribute to the Board in a collaborative and collegial style. Specific qualifications considered include: professional and work history; educational background and degrees earned; financial acumen and qualifications as a “financial expert” under the SEC standards; scope of business experience, including size and complexity of organizations run, P&L responsibility and international business experience; breadth of experience in the financial technology, financial services, or related industries; Board diversity; ability to satisfy NYSE independence standards; and availability and willingness to commit the necessary time to Board service. In addition, the Board will look for candidates who have demonstrated throughout their careers the highest personal and professional ethics, integrity, and values. Candidates must possess the experience and perspective to interact effectively with the Board on any number of commercial, financial, or strategic matters. Moreover, these candidates should demonstrate an ability to do all of this with a consultative and engaging approach that encourages active listening and constructive dialogue.

The corporate governance and nominating committee will also consider the resignation of an incumbent director nominee who does not receive the required votes for re-election and make a recommendation to the Board about whether to accept or reject such resignation.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our Board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Sections 1.12 and 2.12 of our Bylaws. Section 2.12, adopted by our Board in January 2017, sets the Proxy Access rights of our shareholders. It provides that a shareholder, or a group of up to twenty (20) shareholders, who have held at least 3% of the total outstanding shares of the Company continuously for three years or more may nominate and include in our proxy materials up to the greater of two (2) directors or twenty percent (20%) of the current Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Section 2.12. For information regarding the deadlines for submitting nomination notices pursuant to Section 1.12 or Section 2.12 of our Bylaws, see “Shareholder Nominations for Board Membership and Other Proposals” on page 60 of this proxy statement.

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Audit committee

The current members of the Audit committee are David K. Hunt (Chair), Ellen R. Alemany, Keith W. Hughes, Stephan A. James, Leslie M. Muma and James B. Stallings, Jr. The Board has determined that each of the Audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each is an Audit committee financial expert, as defined by the rules of the SEC. The Audit committee met nine (9) times in 2016. As set forth in its charter, our Audit committee is responsible for:

•	the appointment, retention, compensation and oversight of the work of the independent registered public accounting firm;

•	preapproving any audit and non-audit services to be provided by the independent registered public accounting firm;

•	establishing policies for the hiring of any employee or former employee of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the annual audited financial statements, the quarterly financial statements, and any internal control matters requiring attention, before the filing of the Company’s Form 10-K and Form 10-Q;

•	reviewing with management the earnings press releases before they are issued and the nature of the financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with the independent registered public accounting firm all critical accounting policies and practices, all alternative treatments of financial information within GAAP, and other material communications between the independent registered public accounting firm and management;

•	preparing the Audit committee report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

•	selecting and evaluating the head of the internal audit function (“Chief Audit Executive”), with such Chief Audit Executive reporting, both functionally and administratively, directly to the committee and meeting separately with the committee on a periodic basis;

•	reviewing with management, the internal auditor and the independent registered public accounting firm, the scope, planning and staffing of the proposed audit plan for the current year;

•	reviewing with management, the internal auditor and the independent registered public accounting firm, the quality, adequacy and effectiveness of the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls;

•	reviewing with management, and any internal or external counsel as the committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law; and

•	reviewing requests for and determining whether to grant or deny waivers of the Company’s Code of Business Conduct and Ethics applicable to directors or officers, monitoring the Company’s activities to enforce compliance with the Code of Business Conduct and Ethics, and approving all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company).

The Audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

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REPORT OF THE AUDIT COMMITTEE	The Audit committee of our Board submits the following report on the performance of certain of its responsibilities for the year 2016:

The Audit committee is established by the Board of Directors primarily for the purpose of providing independent review and oversight of the Company’s accounting and financial reporting processes and financial statements, internal controls over financial reporting and financial statements established by the Board and the management, audit processes and financial results of the Company’s operations. The Committee will provide an open avenue of communication between the Board, management, internal audit and the independent registered public accounting firm.

The committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of the Company’s financial statements and related disclosures, (2) the Company’s compliance with legal, tax and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function, internal controls over financial reporting, and independent registered public accounting firm. Our Audit committee acts under a written charter, which was adopted by the Audit committee and subsequently approved by our Board. We review the adequacy of our charter at least annually. As of December 31, 2016, our Audit committee was comprised of the four directors named below, each of whom has been determined by our Board to be independent as defined by NYSE independence standards. In addition, our Board has determined that all members of our Audit committee are Audit committee financial experts, as defined by SEC rules.

In performing our oversight function, the Audit committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2016. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 1301 (Communication with Audit committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each Audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2016 and that KPMG be appointed independent registered public accounting firm for FIS for 2017.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constituted the committee as of December 31, 2016:	Audit committee
David K. Hunt (Chair)
Stephan A. James
Leslie M. Muma
James B. Stallings, Jr.

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Compensation Committee

The members of the Compensation committee are Richard N. Massey (Chair), Thomas M. Hagerty, David K. Hunt and James B. Stallings, Jr. Each of Messrs. Massey, Hagerty, Hunt and Stallings, Jr. has been deemed independent by our Board under the heightened independence standards required by the NYSE for Compensation committee members. The Compensation committee met five times in 2016.

The primary purpose of the Compensation committee, as described in its charter, is to approve and monitor the executive compensation plans, policies and programs of the Company that are applicable to the Company’s section 16 officers (i.e., an officer subject to Section 16 of the Securities Exchange Act). The specific duties and responsibilities of the Committee include:

•	reviewing and approving goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on such evaluation;

•	setting salaries and approving incentive compensation awards and compensation policies for all section 16 officers;

•	determining the long-term incentive component of section 16 officer compensation;

•	approving any employment agreements (including change-in-control and severance agreements) with section 16 officers;

•	approving all equity compensation awards made to section 16 officers;

•	reviewing all equity compensation awards made to non-section 16 executives by the CEO acting as a one-person committee pursuant to a delegation of authority by the Board of Directors;

•	approving the aggregate total of equity awards made to non-section 16 executives as part of the Company’s annual equity grant;

•	approving any new compensation and benefit plans uniquely applicable to section 16 officers, or any change to an existing plan;

•	recommending action to the Board to create, authorize, approve, amend and/or terminate any new or existing compensation and benefit plans that apply to the non-employee members of the Board of Directors; and

•	reviewing and approving on an annual basis the Compensation Discussion and Analysis and Executive and Director Compensation sections for inclusion in the Company’s Annual Proxy Statement.

For more information regarding the responsibilities of the Compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 19.

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Executive Committee

In 2016, the members of the executive committee were Frank R. Martire, William P. Foley, II and Richard N. Massey. As of January 25, 2017, the current members of the executive committee are Frank R. Martire, Richard N. Massey and Gary A. Norcross. The executive committee did not meet in 2016. Subject to limits under state law, the executive committee may invoke all of the power and authority of our Board in the management of FIS.

Risk Committee

While the Board is ultimately responsible for risk oversight at our Company, our Board has delegated oversight of the Company’s risk management process to the Risk committee. The Risk committee was established as a standing committee of the Board on January 21, 2013. The current members of the Risk committee are Stephan A. James (Chair), Ellen R. Alemany, Keith W. Hughes, David K. Hunt, Leslie M. Muma and James B. Stallings, Jr. The Risk committee met four times in 2016. Its role in the Company’s risk oversight process includes overseeing the activities of the executive risk management committee (“ERMC”) and management’s enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established a Risk, Information Security and Compliance (“RISC”) group that is responsible for ensuring that all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to the ERMC and the Risk committee and, in the case of the Company’s Compliance and Ethics programs, to the Audit committee of the Board. The RISC group is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordination and conducting of risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The ERMC is responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Risk committee verifies the risk management strategy deployed by the RISC group and the ERMC and reviews and approves the Company’s identified top risks and risk management plan. The Risk committee receives periodic risk management effectiveness reporting from management, as well as updates on program changes and emerging risks.

Board Leadership Structure

We believe that effective Board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our Company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our Company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our Board or the non-management members of our Board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our Board.

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Certain Relationships and Related Transactions

We describe below transactions and arrangements with certain entities to which we have been a party at any time since January 1, 2016. The inclusion of any item in this section should not be viewed as an acknowledgment that the related agreement described below is material or that such disclosure is required under the rules of the Securities and Exchange Commission.

Certain Relationships with FNF

Our Vice Chairman, William P. Foley, II, serves as the Executive Chairman of the board of directors of FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our Company and FNF. Mr. Foley advised the Board in January that he does not wish to stand for re-election to the FIS Board at the 2017 annual meeting of shareholders. As a result, his service on the FIS Board will end in May 2017. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Compensation Discussion and Analysis and Executive and Director Compensation”.

In addition to Mr. Foley, our directors Thomas M. Hagerty, David K. Hunt and Richard N. Massey also serve as directors of FNF and/or FNF subsidiaries Black Knight Financial Services, LLC (“BKFS”) and ServiceLink Holdings, LLC. For their services as our director, Messrs. Foley, Hagerty, Hunt and Massey receive compensation from us, in addition to any compensation that they may receive from FNF or its subsidiaries. They also own common stock, and options to buy additional common stock, of both our Company and of FNF and certain of its subsidiaries.

Overview of Arrangements with FNF

There are various agreements between FNF and us. These agreements include:

•	information technology services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	lease and sublease agreements; and

•	other administrative charges.

Information Technology Services Agreements

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement, if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2016 was $32.8 million. We also earned $0.3 million during 2016 for item processing for FNF.

The master information technology hosting and services agreement has an initial term ending March 31, 2019. FNF may terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

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By separate agreement with BKFS, the Company provides BKFS outsourced data conversion analysis, processing services, application design, development and support services. Similarly, by separate agreement, the Company provides managed IT infrastructure and data center hosting services to American Blue Ribbon Holdings, LLC (“ABRH”), another FNF affiliate. We earned $4.0 million for these services in 2016 from BKFS and $6.8 million from ABRH.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

On July 2, 2008, we entered into an interchange agreement with FNF and Lender Processing Services, Inc. (“LPS”), the predecessor company to BKFS, with respect to our continued use of the corporate aircraft leased or owned by FNF and LPS, and the use by FNF and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF on October 23, 2006, which was amended to include LPS on July 2, 2008 with respect to the sharing of certain costs relating to other corporate aircraft that are leased or owned by FNF or LPS but used by us from time to time. On February 10, 2014, after the acquisition of LPS by FNF, the agreement was amended to substitute an FNF subsidiary, Whitehawk, LLC (“WH”) for LPS in this agreement. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF or WH owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FNF or WH, or FNF or WH reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or WH, and their use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, we would reimburse FNF for 1/3 of the aggregate net costs relating to certain of their aircraft, after taking into account all revenues from charters and other sources. In 2016, we made aggregate payments of $5.2 million to FNF and to BKFS of less than $0.1 million, and received aggregate payments of less than $0.1 million from FNF under these agreements.

Lease and Sublease Agreements and Other Administrative Charges

We lease and sublease certain office and disaster recovery space owned by FNF or its subsidiary, BKFS. In 2016, we paid FNF less than $0.1 million, and paid BKFS approximately $6.7 million. We also paid FNF approximately $0.2 million for certain tax matters handled on our behalf in 2016.

Other Related Person Arrangements

Certain Relationships with Ceridian Corporation

Ceridian Corporation (“Ceridian”), a company in which FNF holds a 32% equity interest through an affiliate, is party to a master professional services agreement with us. Ceridian is a provider of a full portfolio of services to manage payroll, benefits, recruitment, health and wellness, compliance and tax filing. The master professional services agreement, pursuant to which Ceridian receives certain voice and back office services, and other business process and related information technology products and services was terminated partially in August 2015 for the majority of the services, whereby we provided various services that were based on volume and actual usage, of which pricing was specifically related to the particular service and support provided. The term of the agreement is in effect until the expiration of the existing statement of work and the only other service that is remaining is for voice services. The amount we earned from Ceridian for these services during 2016 was $1.2 million. Ceridian also provides certain employee benefit services to us under a separate agreement, for which we paid Ceridian less than $0.1 million in 2016.

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Deane Martire

Mr. Martire’s son, Deane Martire, is an employee of The Capital Markets Company (“Capco”), our wholly owned subsidiary. In 2016, Deane Martire received from Capco compensation consisting of approximately $300,000 in salary and $19,000 in customary employee benefits. These amounts are consistent with the total compensation provided to other employees with comparable responsibilities.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit committee charter calls for our Audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related person transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our Audit committee charter described above is in addition to and does not supersede any other applicable Company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2016. We believe that during 2016 all of our directors and officers complied with the requirements of Section 16(a).

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Shareholder Nominations for Board Membership and Other Proposals

A shareholder wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2018 must comply with Section 1.12 (Shareholder Proposals and Nominations) or Section 2.12 (Proxy Access) of our Bylaws. Section 1.12 requires notice to FIS no later than December 18, 2017, accompanied by the information required by Section 1.12. Section 2.12(b) requires notice to FIS no earlier than November 18, 2017 and no later than December 18, 2017, accompanied by the information required by Section 2.12. If the date of the Annual Meeting of Shareholders to be held in 2018 is changed to a date more than 30 days earlier or later than May 31, 2018, shareholders wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2018 must comply with the notice deadlines as calculated in Section 1.12(c) and 2.12(b).

Any other proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2018 must be received by the Company no later than December 18, 2017. Any proposal that a shareholder wishes to bring before the 2018 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 18, 2017. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s Bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2018 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

Other Matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

Available Information

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

fisglobal.com

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FIDELITY NATIONAL INFORMATION SERVICES, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FL 32204

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23590-P86707            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
			For	Against	Abstain
Nominees:

	1a.	Ellen R. Alemany	☐	☐	☐

	1b.	Thomas M. Hagerty	☐	☐	☐

	1c.	Keith W. Hughes	☐	☐	☐

	1d.	David K. Hunt	☐	☐	☐

	1e.	Stephan A. James	☐	☐	☐

	1f.	Frank R. Martire	☐	☐	☐

	1g.	Leslie M. Muma	☐	☐	☐

	1h.	Gary A. Norcross	☐	☐	☐

	1i.	James B. Stallings, Jr.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

2.	Advisory vote on Fidelity National Information Services, Inc. executive compensation.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	The frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23591-P86707

FIDELITY NATIONAL INFORMATION SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 31, 2017

The undersigned hereby appoints Gary A. Norcross and Michael P. Oates, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of April 3, 2017, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 31, 2017, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND 1 YEAR ON PROPOSAL 4.

Continued and to be signed on reverse side

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